EXHIBIT 99.1

MICRO THERAPEUTICS OBTAINS $3 MILLION BRIDGE LOAN

Irvine, Calif. – November 21, 2002 – Micro Therapeutics, Inc. (MTI) (NASDAQ:MTIX) today announced it has obtained a $3 million bridge loan from Micro Investment, LLC, to support the company’s short-term working capital needs until the second stage of a private common stock offering is completed. MTI expects to complete the second stage of the private placement, proceeds from which will be approximately $21.5 million, upon approval of stockholders as required under Nasdaq and other corporate regulatory rules. The company currently anticipates holding a special stockholders meeting in early 2003, for the purpose of obtaining such approval.

As previously announced, MTI obtained a commitment from Micro Investment, LLC, whose principal investors are a fund managed by Warburg Pincus, LLC and The Vertical Group, to lead a $30 million private placement of common stock in two stages. The first stage of the private placement was completed on September 30, 2002, in which MTI issued approximately 4.1 million shares, resulting in proceeds of nearly $8.5 million. At the time of the completion of the first stage of the private placement, MTI acquired Dendron GmbH, a privately owned, German-based developer and manufacturer of neurovascular focused products such as embolic coils for the treatment of brain aneurysms.

This announcement is not an offer to sell either the note issued to Micro Investment in connection with the short-term loan, or the common stock issued or to be issued in the private placement described above. The private placement is being made by MTI without a selling agent, and the opportunity to participate in the private placement was available to a very limited group of accredited investors. Neither the shares of common stock issued or to be issued in the private placement, nor the note issued to Micro Investment in connection with the short-term loan have been registered under the Securities Act of 1933, and the foregoing may not be offered or sold in the United States absent registration or availability of an applicable exemption from registration.

About Micro Therapeutics, Inc.
Micro Therapeutics develops, manufactures and markets minimally invasive medical devices for the diagnosis and treatment of vascular disease. MTI’s liquid embolic material, Onyx®, and detachable coils designed and manufactured by its newly acquired subsidiary, Dendron, have been developed for use in the treatment of cerebral vascular conditions that, if left untreated, can lead to stroke. Onyx currently is sold throughout Europe and is in pivotal clinical trials in the

United States. Dendron’s family of coils is being commercially released throughout Europe, and the Company intends to apply for commercial regulatory clearances in the United States in 2003. MTI markets more than 130 medical devices and micro catheter products serving the neurovascular and peripheral vascular markets.

Statements contained in this press release that are not historical information are forward-looking statements as defined within the Private Securities Litigation Reform Act of 1995. Such forward-looking statements are subject to risks and uncertainties that could cause actual results to differ materially from those projected or implied. Such potential risks and uncertainties relate, but are not limited, to, in no particular order: successful completion of the second stage of the private placement of the Company’s common stock on a timely basis or at all, integration of the operations of Dendron GmbH into those of Micro Therapeutics, Inc., effectiveness and pace of current and future product development, success of clinical testing, product demand and market acceptance, the impact of competitive products and pricing, and regulatory approval. More detailed information on these and additional factors which could affect Micro Therapeutics, Inc.’s operating and financial results are described in the company’s Forms 10-QSB, 10-KSB and other reports, filed or to be filed with the Securities and Exchange Commission. Micro Therapeutics, Inc. urges all interested parties to read these reports to gain a better understanding of the many business and other risks that the company faces. Additionally, Micro Therapeutics, Inc. undertakes no obligation to publicly release the results of any revisions to these forward-looking statements, which may be made to reflect events or circumstances occurring after the date hereof or to reflect the occurrence of unanticipated events.

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